Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of this 4th day of August, 2004, between Sinclair Broadcast Group, Inc., a Maryland corporation (“SBG”), and Barry M. Faber (“Employee”).

R E C I T A L S

A.            SBG, through its direct and indirect wholly-owned subsidiaries, owns or operates television  broadcast stations.

B.            Pursuant to that certain employment agreement (the “First Employment Agreement”) effective as of February 21, 1997, the Employee was employed by Sinclair Communications, Inc. as Associate General Counsel.

C.            Subsequently, due to Employee’s promotion, Employee entered into an Employment Agreement dated February 28, 2000, which superceded the former Employment Agreement (the “Second Employment Agreement”).

D.            As Employee has been elected to the office of Vice President of SBG  and Vice President of its wholly-owned subsidiary, Sinclair Television Group, Inc. (“STG”) and additionally assumed the position of General Counsel to both SBG and STG, the parties have determined that it is in their collective best interests to enter into this Agreement.

NOW, THEREFORE, IN CONSIDERATION OF the mutual covenants herein contained, the parties hereto agree as follows:

1.             Duties.

1.1.         Duties Upon Employment.                Upon the terms and subject to the other provisions of this Agreement, Employee will continue to be employed by SBG and STG as Vice President and General Counsel of SBG and STG, respectively.  As the Vice President of SBG and STG and General Counsel of SBG and STG, Employee will:

(a)           report (i) primarily to the Chief Executive Officer of SBG (the “SBG CEO”) and the Executive Vice President of SBG (the “Executive VP”), , and (ii) to such other officer(s) of SBG as the SBG CEO or Executive VP may from time to time designate;

(b)           have such responsibilities and perform such duties as may from time to time be established by SBG’s or STG’s Board of Directors (collectively, the “Board”), the SBG CEO, or the Executive VP.

1.2.         Full-Time Employment.    While an employee of SBG, Employee agrees to devote Employee’s full working time, attention, and best efforts exclusively to the business of SBG and STG and its direct and indirect subsidiaries.

2.             Term.

2.1.         Term.     The term of Employee’s employment under this Agreement (the “Employment Term”) will begin on the Effective Date and continue until employment is terminated in accordance with Section 4.

2.2.         At Will Employment.  Notwithstanding anything else in this Agreement, including, without limitation, the provisions of Section 2.1. or Section 3. of this Agreement, the employment of Employee is not for a specified period of time, and SBG, STG, or Employee may terminate the employment of Employee with or without Cause (as defined below) at any time for any reason.  There is not as of this date, nor will there be in the future, unless in a writing signed by all of the parties to this Agreement, any express or implied agreement as to the continued employment of Employee.

3.             Compensation and Benefits.

3.1.         Compensation.    Employee shall be entitled during each employment year to the compensation determined by the Compensation Committee of SBG (the “Compensation Committee”), which compensation may include the right to earn bonuses as determined by the Compensation Committee.  Any such bonus shall be determined and payable after all financial, ratings, and/or other data necessary for the determination of such amount is available to the Company.

3.2.         Vacation.              During each Employment Year, Employee shall be entitled to paid vacation leave in an amount equal to one (1) week plus the amount otherwise determined in accordance with such policies in effect at SBG from time to time.  For purposes of determining vacation leave available to Employee as of the date of this Agreement and subsequent periods, Employee shall be credited with any time served while an employee of Sinclair Communications, Inc.

3.3.         Health Insurance and Other Benefits.            During the Employment Term, Employee shall be eligible to participate in health insurance programs that may from time to time be provided by SBG for its employees generally, and Employee shall be eligible to participate in other employee benefits plans that may from time to time be provided by SBG to its employees generally.

3.4.         Tax Issues.            To the extent taxable to Employee, Employee will be responsible for accounting for and payments of taxes on the benefits provided to Employee by SBG, and Employee will keep such records regarding uses of these benefits as SBG reasonably requires and will furnish SBG all such information as may be reasonably requested by SBG with respect to such benefits.

3.5.         Expenses.              SBG will pay or reimburse Employee from time to time for all expenses incurred by Employee during the Employment Term on behalf of SBG in accordance with corporate policies established by SBG; provided, that (i) such expenses must be reasonable business expenses, and (ii) Employee supplies to SBG itemized accounts or receipts in accordance with SBG’s procedures and policies with respect to reimbursement of expenses in effect from time to time.

4.             Employment Termination.

4.1.         Termination of Employment.

(a)           The Employment Term will end, and the parties will not have any rights or obligations under this Agreement (except for the rights and obligations under those Sections of this Agreement which are continuing and will survive the end of the Employment Term, as specified in Section 8.10 of this Agreement, on the earliest to occur of the following events (the “Termination Date”):

(1)           the death of Employee;

(2)           the Disability (as defined in Section 4.1(b) below) of Employee;

(3)           the termination of Employee’s employment by Employee;

(4)           the termination of Employee’s employment by SBG for Cause (as defined in Section 4.1(c) below); or

(5)           the termination of Employee’s employment by SBG without Cause.

(b)           For the purposes of this Agreement, “Disability” means Employee’s inability, whether mental or physical, to perform the normal duties of Employee’s position for ninety (90) days (which need not be consecutive) during any twelve (12) consecutive month period, and the effective date of such Disability shall be the day next following such ninetieth (90th) day.  If SBG and Employee are unable to agree as to whether Employee is disabled, the question will be decided by a physician to be paid by SBG and designated by SBG, subject to the approval of Employee (which approval may not be unreasonably withheld) whose determination will be final and binding on the parties.

(c)           For the purposes of this Agreement, “Cause” means any of the following:  (i) the wrongful appropriation for Employee’s own use or benefit of property or money entrusted to Employee by SBG or STG, (ii) the commission of any act involving moral turpitude, (iii) Employee’s continued willful disregard of Employee’s duties and responsibilities hereunder after written notice of such disregard and the reasonable opportunity to correct such disregard, (iv) Employee’s continued violation of SBG policy after written notice of such violations (such policy may include policies as to drug or alcohol abuse) and the reasonable opportunity to cure such violations, (v) any action by Employee which is reasonably likely to jeopardize a Federal Communications Commission license of any broadcast station owned directly or indirectly by SBG or programmed, directly or indirectly, by SBG, (vi) the continued insubordination of Employee and/or Employee’s repeated failure to follow the reasonable directives of the SBG CEO or the Board after written notice of such insubordination or the failure to follow such reasonable directives, or (vii) the repeated unsatisfactory performance by Employee of Employee’s job or duties hereunder as determined by the SBG CEO or the Board in his or their sole discretion after written notice thereof.

4.2.         Termination Payments.

(a)           If Employee’s employment with SBG terminates pursuant to Sections 4.1(a)(1), 4.1(a)(2), 4.1(a)(3), or 4.1(a)(5), Employee (or in the event of the death of Employee, the person or persons designated by Employee in a written instrument delivered to SBG prior to Employee’s death or, if no such written designation has been made, Employee’s estate) will be entitled to receive, and SBG will pay to the same, all of the following:

(1)           the salary payable to Employee through the Termination Date;

(2)           a payment in respect of unutilized vacation time that has accrued through the Termination Date (determined in accordance with corporate policies established by SBG and consistent with Section 3 hereof); and

(3)           the benefits set forth in the Stock Option Agreement, upon the terms and conditions set forth therein.

(b)           If Employee’s employment with SBG terminates pursuant to Section 4.1(a)(4), Employee will be entitled to receive, and SBG will pay to Employee, only the salary payable to Employee through the Termination Date.

(c)           If the Employee’s employment with SBG terminates pursuant to Section 4.1(a)(5), the Employee, in addition to the benefits he is entitled to receive pursuant to Section 4.2(a), shall be entitled to receive, and SBG shall pay to the Employee, one (1) month’s base salary in effect at the time of termination (not including bonuses) for each full year of his continuous employment with SBG or Sinclair Communications, Inc.  regardless of whether the employment has been pursuant to this Agreement or has been prior to this Agreement.  For purposes of calculating the length of employment of Employee, SBG and Employee agree that Employee has continuously served SBG and/or Sinclair Communications, Inc. since September 3, 1996.

(d)           The termination payments described in this Section 4 will be in lieu of any termination or severance payments required by SBG or STG policy or, to the fullest extent permissible thereunder, applicable law (including unemployment compensation) and will constitute Employee’s exclusive rights and remedies with respect to termination of Employee’s employment.

5.             Confidentiality and Non-Competition.

5.1.         Confidential Information.

(a)           During his employment hereunder (and at all times thereafter), Employee shall:

(1)           keep all “Confidential Information” (as defined below) in trust for the use and benefit of (i) SBG and STG and their direct and indirect subsidiaries, and (ii) all broadcast stations owned, operated, or programmed directly or indirectly by SBG or its direct or indirect subsidiaries (collectively, the SBG Entities”);

(2)           not, except as (i) required by Employee’s duties under this Agreement, (ii) authorized by the SBG CEO, Executive VP, or the Board , or (iii) required by law or any order, rule, or regulation of any court or governmental agency (but only after notice to SBG of such requirement), at any time during or after the termination of Employee’s employment with SBG, directly or indirectly, use, publish, disseminate, distribute, or otherwise disclose any Confidential Information;

(3)           take all reasonable steps necessary, or reasonably requested by any of the SBG Entities, to ensure that all Confidential Information is kept confidential for the use and benefit of the SBG Entities; and

(4)           upon termination of Employee’s employment or at any other time any of the SBG Entities in writing so request, promptly deliver to such SBG Entity all materials constituting Confidential Information relating to such SBG Entity (including all copies) that are in Employee’s possession or under Employee’s control.  If requested by any of the SBG Entities to return any Confidential Information, Employee will not make or retain any copy of or extract from such materials.

(b)           For purposes of this Section 5.1, Confidential Information means any proprietary or confidential information of or relating to any of the SBG Entities that is not generally available to the public.  Confidential Information includes all information developed by or for any of the SBG Entities concerning marketing used by any of the SBG Entities, suppliers, or customers (including advertisers) with which any of the SBG Entities has dealt prior to the Termination Date, plans for development of new services and expansion into new areas or markets, internal operations, financial information, operations, budgets, and any trade secrets or proprietary information of any type owned by any of the SBG Entities, together with all written, graphic, other materials relating to all or any of the same, and any trade secrets as defined in the Maryland Uniform Trade Secrets Act, as amended from time to time.

5.2.         Non-Competition.

(a)           If the Employee’s employment is terminated (i) by Employee pursuant to Section 4.1(a)(3) or (ii) by SBG pursuant to Section 4.1(a)(4), Employee shall not, for a period of six (6) months after termination, directly or indirectly, participate in any activity involved in the ownership or operation of any television broadcast station, any subscription broadcast service, cable television system operator, cable interconnect, cable television channel or similar enterprise within any Designated Market Area (as defined below) in which any of the SBG Entities owns, operates, programs, or supplies substantially all of the program services to a broadcast station immediately prior to such termination.  As used herein, “participate” means lending one’s name to, acting as a consultant or adviser for, being employed by, or acquiring any direct or indirect interest in any business or enterprise, whether as a stockholder, partner, officer, director, employee, consultant, or otherwise.

(b)           While employed by SBG or any of the SBG Entities, and for six (6) months thereafter (regardless of the reason why Employee’s employment is terminated), Employee will not directly or indirectly:

(1)           hire, attempt to hire, or to assist any other person or entity in hiring or attempting to hire any employee of any of the SBG Entities or any person who was an employee of any of the SBG Entities within the prior one (1) year period; or

(2)           solicit, in competition with any of the SBG Entities, the business of any customer of any of the SBG Entities or any entity whose business any of the SBG Entities solicited during the one (1) year period prior to Employee’s termination.

(c)           Notwithstanding anything else contained in this Section 5.2, (i) Employee may at any time own, for investment purposes only, up to five percent (5%) of the stock of any publicly-held corporation whose stock is either listed on a national stock exchange or on the NASDAQ National Market System if Employee is not otherwise affiliated with such corporation, and (ii) after the Employment Term only, Employee shall not be prohibited from participating with any entity whose earnings before interest, taxes, depreciation, and amortization (“EBITDA”) from the sale, utilization, or development of digital television spectrum, when combined with the earnings derived from the operation of television stations, is 25% or less of such entity’s total EBITDA; provided, however, Employee’s participation with such entity shall not directly or indirectly be with (i) any television division, affiliate, or subsidiary of any such entity or (ii) any other division, subsidiary, or affiliate of any such entity involved in the sale, utilization, or development of the digital television spectrum owned or controlled by such entity

(d)           In the event that (i) SBG places all or substantially all of its television broadcast stations up for sale within six (6) months after termination of Employee’s employment hereunder, or (ii) Employee’s employment is terminated in connection with the disposition of all or substantially all of such television broadcast stations (whether by sale of assets, equity, or otherwise), Employee agrees to be bound by, and to execute such additional instruments as may be necessary or desirable to evidence Employee’s agreement to be bound by, the terms and conditions of any non-competition provisions contained in the purchase and sale agreement for such stations, without receiving any consideration therefore beyond that expressed in this Agreement.  Notwithstanding the foregoing, in no event shall Employee be bound by, or obligated to enter into, any non-competition provisions referred to in this Section 5.2(e) which extend beyond six (6) months from the date of termination of Employee’s employment hereunder or whose scope extends the scope of the non-competition provisions set forth in Section 5.2(a).

(e)           The six (6) month time period referred to above shall be tolled on a day-for-day basis for each day during which Employee participates in any activity in violation of Section 5.2 of this Agreement so that the Employee shall be restricted from engaging in the conduct referred to in Section 5.2 for a full six (6) months.

(f)            For purposes of this Section 5.2, Designated Market Area shall mean the designated market area (“DMA”) as defined by The A.C. Nielsen Company (or such other similar term as is used from time to time in the television broadcast community).

5.3.         Acknowledgment.  Employee acknowledges and agrees that this Agreement (including, without limitation, the provisions of Sections 5 and 6) is a condition of Employee being employed by SBG, Employee having access to Confidential Information, being eligible to receive the items referred to in Section 3 (including, without limitation, Employee’s eligibility to participate in the Plan, Employee’s advancement at SBG, and Employee being eligible to receive other special benefits at SBG; and further, that this Agreement is entered into, and is reasonably necessary, to protect the SBG Entities’ investment in Employee’s training and development, and to protect the good will and other business interests of the SBG Entities.

6.             Remedies.

6.1.         Injunctive Relief.  The covenants and obligations contained in Section 5 relate to matters which are of a special, unique, and extraordinary character, and a violation of any of the terms of such Section will cause irreparable injury to the SBG Entities, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated.  Therefore, SBG Entities will be entitled to an injunction restraining order or other equitable relief from any court of competent jurisdiction (subject to such terms and conditions that the court determines appropriate) restraining any violation or threatened violation of any of such terms by Employee and such other persons as the court orders.  The parties acknowledge and agree that judicial action, rather than arbitration, is appropriate with respect to the enforcement of the provisions of Section 5.  The forum for any litigation hereunder shall be the Circuit Court of Baltimore County or the United States District Court (Northern Division) sitting in Baltimore, Maryland.

6.2.         Cumulative Rights and Remedies.  Rights and remedies provided by Section 5 are cumulative and are in addition to any other rights and remedies any of the SBG Entities may have at law or equity.

7.             Absence of Restrictions.    Employee warrants and represents that Employee is not a party to or bound by any agreement, contract, or understanding, whether of employment or otherwise, with any third person or entity which would in any way restrict or prohibit Employee from undertaking or performing employment with SBG in accordance with the terms and conditions of this Agreement.

8.             Miscellaneous.

8.1.         Attorneys’ Fees.  In any action, litigation, or proceeding (collectively, “Action”) between the parties arising out of or in relation to this Agreement, the prevailing party in the Action will be awarded, in addition to any damages, injunctions, or other relief, and without regard to whether such Action is prosecuted to final appeal, such party’s costs and expenses, including reasonable attorneys’ fees.

8.2.         Headings.   The descriptive headings of the Sections of this Agreement are inserted for convenience only, and do not constitute a part of this Agreement.

8.3.         Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) oral or written confirmation of a receipt of a facsimile transmission, (b) confirmed delivery of a standard overnight courier or when delivered by hand, or (c) the expiration of five (5) business days after the date mailed, postage prepaid, to the parties at the following addresses:

If to SBG to:	Sinclair Broadcast Group, Inc.
10706 Beaver Dam Road
Cockeysville, Maryland 21030

Attn: Chief Executive Officer

With a copy to:	Steven A. Thomas, Esquire
Thomas & Libowitz, P.A.
100 Light Street, Suite 1100
Baltimore, Maryland 21202

If to Employee to:	Employee’s address as listed.
from time to time, in the
personnel records of
SBG (or any affiliate of either)

or to such other address as will be furnished in writing by any party.  Any such notice or communication will be deemed to have been given as of the date so mailed.

8.4.         Assignment.          SBG may assign this Agreement to any subsidiary of SBG or any parent of SBG, and Employee hereby consents and agrees to be bound by any such assignment by SBG.  Employee may not assign, transfer, or delegate Employee’s rights or obligations under this Agreement and any attempt to do so is void.  This Agreement is binding on and inures to the benefit of the parties, their successors and assigns, and the executors, administrators, and other legal representatives of Employee.  No other third parties, other than SBG Entities, shall have, or are intended to have, any rights under this Agreement.

8.5.         Counterparts.  This Agreement may be signed in one or more counter-parts.

8.6.         Governing Law.   THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND (REGARDLESS OF THE LAWS THAT MIGHT BE APPLICABLE UNDER PRINCIPLES OF CONFLICTS OF LAW) AS TO ALL MATTERS (INCLUDING VALIDITY, CONSTRUCTION, EFFECT, AND PERFORMANCE.)

8.7.         Severability.         If the scope of any provision contained in this Agreement is too broad to permit enforcement of such provision to its full extent, then such provision shall be enforced to the maximum extent permitted by law, and Employee hereby consents that such scope may be reformed or modified accordingly and enforced as reformed or modified in any proceeding brought to enforce such provision.  Subject to the immediately preceding sentence, whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision, to the extent of such prohibition or invalidity, shall not be deemed to be a part of this Agreement, and shall not invalidate the remainder of such provision or the remaining provisions of this Agreement.

8.8.         Entire Agreement.     This Agreement constitutes the entire agreement of the Employee and SBG regarding the Employee’s employment by SBG.  This Agreement supersedes and replaces the First Employment Agreement, the Second Employment Agreement, and all other prior agreements and understandings, written or oral, among the parties with respect to the subject matter of this Agreement.  This Agreement may not be amended or modified except by agreement in writing, signed by the party against whom enforcement of any waiver, amendment, modification, or discharge is sought.

8.9.         Interpretation.     This Agreement is being entered into among competent and experienced businessmen (who have had an opportunity to consult with counsel), and any ambiguous language in this Agreement will not necessarily be construed against any particular party as the drafter of such language.

8.10.       Continuing Obligations.   The provisions contained in the following sections of this Agreement will continue and survive the termination of this Agreement:  4.2, 5, 6 and 8.

8.11.       Taxes.    SBG may withhold from any payments under this Agreement all applicable federal, state, city, or other taxes required by applicable law to be so withheld.

8.12.       Arbitration and Extension of Time.  Except as specifically provided in Section 6, any dispute or controversy arising out of or relating to this Agreement shall be determined and settled by arbitration in Baltimore, Maryland in accordance with the Commercial Rules of the American Arbitration Association then in effect, and the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.  The expenses of the arbitration shall be borne by the non-prevailing party to the arbitration, including, but not limited to, the cost of experts, evidence, and legal counsel.  Whenever any action is required to be taken under this Agreement within a specified period of time and the taking of such action is materially affected by a matter submitted to arbitration, such period shall automatically be extended by the number of days, plus ten (10) that are taken for the determination of that matter by the arbitrator(s).  Notwithstanding the foregoing, the parties agree to use their best reasonable efforts to minimize the costs and frequency of arbitration hereunder.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

SINCLAIR BROADCAST GROUP, INC.

By:	/s/ David B. Amy
Name:	David B. Amy
Title:	EVP and Chief Financial Officer

EMPLOYEE:

/s/ Barry M. Faber
Barry M. Faber